Exhibit 3.1

Microfilm Number Filed with the Department of State on
Entity Number 757026 Secretary of the Commonwealth

ARTICLES OF AMENDMENT-DOMESTIC BUSINESS CORPORATION

DSCB:15-1915 (Rev 90)

In compliance with the requirements of 15 Pa.C.S. § 1915 (relating to articles of amendment), the undersigned business corporation, desiring to amend its Articles, hereby states that:

1. The name of the corporation is: Omega Financial Corporation

2. The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a) 366 Walker Drive State College PA 16801 Centre Number and Street City            State            Zip County

(b) c/o:

Name of Commercial Registered Office Provider County

For a corporation represented by a commercial registered office provider, the county in (b) shall be deemed the county in which the corporation is located for venue and official publication purposes.

3. The statute by or under which it was incorporated is: Business Corporation Law of 1988, as amended

4. The date of its incorporation is: June 24, 1982

5. (Check, and if appropriate complete, one of the following):

X	The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

The amendment shall be effective on: at

Date            Hour

6. (Check one of the following):

The amendment was adopted by the shareholders (or members) pursuant to 15 Pa.C.S. § 1914(a) and (b).

X The amendment was adopted by the board of directors pursuant to 15 Pa.C.S. § 1914(c).

7. (Check, and if appropriate complete, one of the following):

X The amendment adopted by the corporation, set forth in full, is as follows:

The Articles of Incorporation of the Corporation are hereby amended to add an Article 13 as follows:

“13. Certificated and Uncertificated Shares. Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates under Section 1528(c) and (d) of the Pennsylvania Business Corporation Law of 1988, as amended (or any successor statute). Except as otherwise expressly provided by law, the rights and obligations of the holders of             shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.”

The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

DSCB:15-1915 (Rev 90)-2

8. (Check if the amendment restates the Articles):

     The restated Articles of Incorporation supersede the original Articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 18th day of January 2008.

Omega Financial Corporation

Name of Corporation

BY:	/s/ David S. Runk,

TITLE:	Secretary